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                     January 27, 2021

       Sheila Anderson
       Chief Financial Officer
       DAKTRONICS INC /SD/
       201 Daktronics Drive
       Brookings, SD 57006

                                                        Re: DAKTRONICS INC /SD/
                                                            Form 10-K for
Fiscal Year Ended May 2, 2020
                                                            Filed June 12, 2020
                                                            Form 10-Q for
Quarterly Period Ended October 31, 2020
                                                            Filed December 3,
2020
                                                            File No. 1-38747

       Dear Ms. Anderson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing